BRINX RESOURCES, LTD.
              820 Piedra Vista Road NE, Albuquerque, NM 87123-1954
               Corporate Office: 505.250.9992 ~ Fax: 505.291.0158

NEWS RELEASE                                                 OCTOBER 18, 2005

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               Commencement of Drilling on the Three Sands Project

Brinx Resources Ltd. (OTCBB:BNXR) (the "Company" or "Brinx") is pleased to announce the commencement of drilling of the production well "Kodesh #2" on the Three Sands Project in Nobel County, Oklahoma. The drilling of Kodesh #2 should reach its maximum depth, and then be logged within two weeks from this announcement. The leasehold position for the Three Sand Project is 880 acres of which Brinx Resources holds an undivided 40% working interest.

Vector Exploration, Inc., the operator and partner for the Three Sands Project has initiated the second stage of the Three Sands Project, which is now in progress--the drilling and completion of the production well Kodesh #2. The Kodesh #1 well, which has already been drilled, and will be equipped to be a high volume disposal well for other production wells in the Three Sands Project. Water produced from Kodesh #2, and several other future production wells will be disposed of in the Kodesh #1 disposal well. Brinx expects to achieve initial production of both oil and gas from Kodesh #2 in the next 30 to 60 days.

A combination of modern equipment for moving large volumes of water along with modern logging and fracturing techniques have played a large roll in reactivating the Three Sands Field. This has allowed recovery of additional oil from high water zones and development of zones that were bypassed during the initial development of the field.

For more information please visit WWW.BRINXRESOURCES.COM or contact Tydewell Consulting at 1-888-32-BRINX (27469).


Mr. Leroy Halterman, PRESIDENT

The Company has no official gas or oil reserves at this time and may not have sufficient funding to thoroughly explore, drill or develop its properties. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of



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commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.